Exhibit 10.7

PEABODY ENERGY CORPORATION

2017 INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of [    ], 2017, is made by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and the undersigned employee of the Company or a Subsidiary of the Company (the “Grantee”). The Grant Date for the Restricted Stock Units evidenced by this Agreement is [    ], 2017 (the “Grant Date”).

WHEREAS, the Company wishes to carry out the Peabody Energy Corporation 2017 Incentive Plan (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement;

WHEREAS, the Company deems it essential to the protection of its confidential information and competitive standing in its market to have its key employees have reasonable restrictive covenants in place;

WHEREAS, Grantee agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing;

WHEREAS, the Company deems it essential to the optimal functioning of its business to have its key employees provide advance notice to the Company of their termination of employment; and

WHEREAS, the Committee has determined that, subject to the provisions of this Agreement and the Plan, it would be to the advantage and best interest of the Company and its shareholders to grant the Restricted Stock Units evidenced hereby to the Grantee as an incentive for his or her efforts during his or her term of service with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officer to enter into this Agreement to evidence such Restricted Stock Units.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meanings specified below. Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in the Plan.

Section 1.1 -    “Affiliate” shall mean any other Person directly or indirectly controlling, controlled by, or under common control with the Company. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.2 -    “Award” shall mean the number of Restricted Stock Units evidenced by this Agreement.

Section 1.3 -    “Cause” shall mean (a) any willful fraud, dishonesty or misconduct of the Grantee that can reasonably be expected to have a detrimental effect on (i) the reputation or business of the Company or any of its subsidiaries or Affiliates or (ii) the Grantee’s reputation or performance of his or her duties to the Company or any of its subsidiaries or Affiliates; (b) willful refusal or failure of the Grantee to comply with the Company’s Code of Business Conduct and Ethics, the Company’s Anti-Corruption and Bribery policy or any other material corporate policy of the Company; (c) the Grantee’s willful or repeated failure to meet documented performance objectives or to perform his or her duties or to follow reasonable and lawful directives of his or her manager (other than due to death or Disability); (d) the Grantee’s conviction of, or plea of nolo contendere to (i) any felony or (ii) any other criminal charge that may reasonably be expected to have a material detrimental effect on the reputation or business of the Company or any of its subsidiaries or Affiliates; or (e) the Grantee’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to the Grantee’s employment with the Company, after being instructed to cooperate by the Chairman of the Board and/or Company’s Chief Executive Officer or by the Board, or the willful destruction of or willful failure to preserve documents or other material known to be relevant to any such investigation; provided, that with respect to clause (b), or (c) above, the Grantee shall have 15 business days following written notice of the conduct which is the basis for the potential termination for “Cause” within which to cure such conduct, to the extent it can be cured, to prevent termination for “Cause” by the Company. If the Grantee cures the conduct that is the basis for the potential termination for “Cause” within such period, the Company’s notice of termination shall be deemed withdrawn.

Section 1.4 -    “Change in Control” shall mean the occurrence of any one or more of the following: (a) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries), including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock representing more than 50% of the combined voting power of the Company’s then outstanding securities; (b) there is consummated (i) a merger, consolidation, plan of arrangement, reorganization or similar transaction or series of transactions in which the Company is involved, other than such a transaction or series of transactions which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the securities of the Company or such surviving entity (or the parent, if any) outstanding immediately after such transaction(s) in substantially the same proportions as their ownership immediately prior to such transaction(s); (ii) a sale or other disposition of all or substantially all of the Company’s assets; or (iii) approval by the Company’s shareholders of a plan of liquidation for the Company; or (c) within any period of 24 consecutive months, persons who were members of the Board immediately prior to such 24-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board immediately prior to such 24-month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board. To the extent required for these Restricted Stock Units (to the extent they represent a Deferred Compensation Award) to comply with Section 409A of the Code, no transaction will be a “Change in Control” unless it is also a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Code Section 409A(a)(2)(A)(v) and Treasury Regulations Section 1.409A-3(i)(5). For the avoidance of doubt, (x) any issuance, transfer, or acquisition of common stock, preferred stock, or other securities upon the Effective Date pursuant to the Plan or in connection with the Restructuring, including, but not limited to, any purchase of shares by any party or parties pursuant to the Private Placement or the Section 1145 Rights Offering, (y) entry into any agreement, including the Backstop Commitment Agreement and the Private Placement Agreement in connection with such proposed issuance, transfer, or acquisition, and (z) revesting of assets in the Company as of the Effective Date pursuant to the Plan, shall not, and shall not be deemed to, result in a “Change in Control” under the Plan and this Agreement (with terms “Restructuring,” “Private Placement,” “Section 1145 Rights Offering,” “Backstop Commitment Agreement,” “Private Placement Agreement” and “Plan” having the meanings given for such terms in the Company’s plan of reorganization, as the same may be amended, modified or supplemented).

Section 1.5 -    “Disability” means a mental or physical illness that entitles the Grantee to receive benefits under the long-term disability plan of an Employer, or if the Grantee is not covered by such a plan or the Grantee is not an employee of an Employer, a mental or physical illness that renders a Grantee totally and permanently incapable of performing the Grantee’s duties for the Company or a Subsidiary. Notwithstanding the foregoing, (a) an illness shall not qualify as a “Disability” if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a felony criminal offense; and (b) with respect to a Deferred Compensation Award, Disability shall mean a Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Section 1.6 -    “Good Reason” shall mean (a) “Good Reason” as defined in the Grantee’s employment agreement with the Company, if any; or (b) if the Grantee does not have an employment agreement with the Company or such agreement does not define “Good Reason,” then: (i) a reduction, other than a reduction that generally affects all similarly-situated executives and does not exceed 10% in one year or 20% in the aggregate over three consecutive years, by the Company in the Grantee’s base salary from that in effect immediately prior to the reduction; (ii) a material reduction, other than a reduction that generally affects all similarly-situated executives, by the Company in the Grantee’s target or maximum annual cash incentive award opportunity or target or maximum annual equity-based compensation award opportunity from those in effect immediately prior to any such reduction; (iii) relocation, other than through mutual agreement in writing between the Company and the Grantee or a secondment or temporary relocation for a reasonably finite period of time, of the Grantee’s primary office by more than 50 miles from the location of the Grantee’s primary office as of the Agreement date; or (iv) any material diminution or material adverse change in the Grantee’s duties or responsibilities as they exist as of the Agreement date; provided, that (x) if the Grantee terminates Grantee’s employment for “Good Reason,” the Grantee shall provide written notice to the Company at least 30 days in advance of the date of termination, such notice shall describe the conduct the Grantee believes to constitute “Good Reason” and the Company shall have the opportunity to cure the “Good Reason” event within 30 days after receiving such notice, (y) if the Company cures the conduct that is the basis for the potential termination for “Good Reason” within such 30-day period, the Grantee’s notice of termination shall be deemed withdrawn and (z) if the Grantee does not give notice to the Company as described herein within 90 days after an event giving rise to “Good Reason,” the Grantee’s right to claim “Good Reason” termination on the basis of such event shall be deemed waived.

Section 1.7 -    “Section 409A” shall mean Section 409A of the Code and the applicable regulations or other guidance issued thereunder.

ARTICLE II

GRANT OF RESTRICTED STOCK UNITS

Section 2.1 -    Grant of Restricted Stock Units. Pursuant to Section 9 of the Plan, the Company has granted to the Grantee an Award consisting of the number of Restricted Stock Units set forth on the signature page hereof upon the terms and subject to the conditions set forth in this Agreement and the Plan. The grant of the Restricted Stock Units was made in consideration of the services to be rendered by the Grantee to the Company and its Subsidiaries and Affiliates.

Section 2.2 -    No Obligation of Employment. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary or Affiliate or interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which rights are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without Cause.

Section 2.3 -    Adjustments in Restricted Stock Units. In the event of the occurrence of one of the corporate transactions or other events listed in Section 4.2 of the Plan, the Committee shall make such substitution or adjustment as provided in Sections 4.2 or 13.2 of the Plan or otherwise in the terms of the Restricted Stock Units in order to equitably reflect such corporate transaction or other event. Any such adjustment made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.

Section 2.4 -    Change in Control. Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control: (a) in which the Restricted Stock Units are continued, assumed or replaced by the acquiring or surviving entity, unless otherwise determined by the Committee, the Committee shall either (i) make such adjustment to the Restricted Stock Units then outstanding as the Committee deems appropriate to reflect such Change in Control, or (ii) cause any such outstanding Restricted Stock Units to be replaced or substituted by new rights by the acquiring or surviving entity after such Change in Control; and (b) in which the

Restricted Stock Units are not to be continued, assumed or replaced by the acquiring or surviving entity, the Committee may convert the outstanding Restricted Stock Units to a cash-settled award based on the value of the consideration the Company’s shareholders receive in the Change in Control, as determined by the Committee; provided, that such action complies with Code Section 409A.

ARTICLE III

VESTING AND FORFEITURE OF RESTRICTED STOCK UNITS

Section 3.1 -    Normal Vesting. Subject to Sections 2.4, 3.2 and 3.3, the Restricted Stock Units evidenced by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Article IV in three substantially equal installments (in each case rounded to the nearest whole Restricted Stock Unit) on each of the first, second and third anniversaries of the Grant Date, conditioned upon the Grantee’s continuous employment with the Company or a Subsidiary through each such date. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries. Each installment of Restricted Stock Units that becomes nonforfeitable and payable hereunder is a “separate payment” for purposes of Code Section 409A.

Section 3.2 -    Accelerated Vesting Events. Notwithstanding Section 3.1, upon (a) the Grantee’s Termination of Service by the Company or a Subsidiary without Cause or by the Grantee for Good Reason or (b) the Grantee’s Termination of Service due to death or by the Grantee due to Disability, 100% of the unvested Restricted Stock Units evidenced by this Agreement shall, to the extent not already forfeited, become immediately nonforfeitable on the date of such Termination of Service and shall be settled in accordance with Article IV below.

Section 3.3 -    Effect of Certain Terminations of Service. A Grantee will forfeit any and all unvested Restricted Stock Units upon (a) the Grantee’s voluntary Termination of Service or (b) the Grantee’s Termination of Service by the Company or a Subsidiary for Cause. Except as provided in Section 3.2, no Restricted Stock Unit shall become nonforfeitable and payable in accordance with Article IV following a Grantee’s Termination of Service, and any such non-vested and forfeitable Restricted Stock Units shall be immediately and automatically forfeited upon such Termination of Service.

ARTICLE IV

SETTLEMENT OF RESTRICTED STOCK UNITS

Section 4.1 -    Settlement of Vested Restricted Stock Units. Subject to Sections 4.2 and 13.2 of the Plan and to any withholding obligations described in Section 6.3 of this Agreement, one share of Common Stock will be issued or delivered for each nonforfeitable Restricted Stock Unit evidenced by this Agreement as soon as practicable following the date on which the Restricted Stock Unit becomes nonforfeitable as set forth in Section 3.1 or Section 3.2, as applicable, but in all cases within the “short term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4). For the sake of clarity, the settlement of shares in respect of nonforfeitable Restricted Stock Units is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner. As a result, the shares will be issued no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares subject to the Restricted Stock Units are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d).

Section 4.2 -    Forfeiture of Unvested Restricted Stock Units. To the extent that the Grantee does not vest in all or any portion of the Restricted Stock Units subject to the Award, all interest in such unvested Restricted Stock Units shall be forfeited upon the Grantee’s Termination of Service. The Grantee has no right or interest in any Restricted Stock Unit that is forfeited.

Section 4.3 -    Treatment of Fractional Shares of Common Stock. To the extent rounding to the nearest whole number of shares of Common Stock equal to the number of nonforfeitable Restricted Stock Units pursuant to Section 4.1 above results in fractional shares of Common Stock which are not issued or delivered to a Grantee, all such fractional shares of Common Stock shall be settled in cash based on the Fair Market Value of a share of Common Stock on the payment date.

ARTICLE V

CONDITION TO GRANT OF AWARD; OTHER PROVISIONS

Section 5.1 -    Restrictive Covenant Agreement. The Grantee shall not be entitled to receive the Award unless the Grantee shall have executed and delivered the Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit A, and such shall be in full force and effect.

Section 5.2 -    Notice Period. The Grantee may terminate the Grantee’s employment with the Company or a Subsidiary at any time for any reason by delivery of notice to the Company at least 90 days in advance of the date of termination (the “Notice Period”); provided, however, that no communication, statement or announcement shall be considered to constitute such notice of termination of Grantee’s employment unless it complies with Section 6.4 hereof and specifically recites that it is a notice of termination of employment for purposes of this Agreement; and provided, further, that the Company may waive any or all of the Notice Period, in which case Grantee’s employment with the Company or a Subsidiary or Affiliate will terminate on the date determined by the Company.

Section 5.3 -    Breach of Restrictive Covenant Agreement or Section 5.2. If the Grantee materially breaches any provision of the Restrictive Covenant Agreement or Section 5.2 hereof, the Company may, among other available remedies, determine that the Grantee (a) will forfeit any unpaid portion of the Restricted Stock Units evidenced by this Agreement and (b) will repay to the Company any portion of the Restricted Stock Units evidenced by this Agreement previously paid to Grantee.

Section 5.4 -    Conditions to Issuance of Shares. The Shares deliverable hereunder may be either previously authorized but unissued shares or issued shares that have been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates (or other documentation that indicates ownership) for Shares paid hereunder prior to the fulfillment of both of the following conditions:

(a)    The obtaining of approval or other clearance from any state or federal governmental agency that the Committee, in its absolute discretion, determines to be necessary or advisable; and

(b)    The lapse of such reasonable period of time following the grant as the Committee may establish from time to time for administrative convenience (subject to, and in compliance with the requirements of Section 409A, including any requirements necessary to comply with Treasury Regulation Section 1.409A-1(b)(4)).

Section 5.5 -    Rights as a Shareholder; Dividend Equivalents. The Grantee shall not be, and shall not have any of the rights or privileges of, a shareholder of the Company in respect of any Shares underlying Restricted Stock Units evidenced by this Agreement unless and until certificates representing such shares shall have been issued by the Company to Grantee or such ownership has otherwise been indicated and documented by the Company. From and after the Grant Date and until the earlier of (a) the time when the Restricted Stock Units become nonforfeitable and are paid in accordance with Article IV hereof or (b) the time when the Grantee’s right to receive payment for the Restricted Stock Units is forfeited in accordance with the provisions of this Agreement, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, the Grantee shall be credited with additional Restricted Stock Units equal to the quotient of (x) the product of (i) the dividend declared per Share multiplied by (ii) the number of Restricted Stock Units evidenced by this Agreement (plus any previously-credited dividend equivalents), divided by (y) the Fair Market Value of a Share on the date such dividend is paid to shareholders, with any fractional Restricted Stock Units to be credited in cash. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the Restricted Stock Units based on which the dividend equivalents were credited, and such additional Restricted Stock Units shall be paid in Shares, and any fractional Restricted Stock Units shall be paid in cash, in each case, at the same time as the Restricted Stock Units to which they relate are paid.

Section 5.6 -    Restrictions. Restricted Stock Units granted pursuant to this Agreement shall be subject to Section 5.9 of the Plan and all applicable policies and guidelines of the Company that relate to (a) share ownership requirements, or (b) recovery of compensation (i.e., clawbacks).

ARTICLE VI

MISCELLANEOUS

Section 6.1 -    Administration. The Committee has the power to interpret the terms of the Restricted Stock Units, the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Restricted Stock Units. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 6.2 -    Restricted Stock Units Not Transferable. Neither the Restricted Stock Units nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 6.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 6.3 -    Withholding. As of the date that all or a portion of the Restricted Stock Units become settled pursuant to Section 4.1 hereof, the Company will, in accordance with Section 16.1(a) of the Plan, withhold a number of shares of Common Stock underlying the then vested Restricted Stock Units with a fair market value equal to the aggregate amount required by law to be withheld by the Company in connection with such vesting for applicable federal, state, local and foreign taxes of any kind. To the extent taxes are to be withheld upon vesting for purposes of federal FICA, FUTA or Medicare taxes, such withholding shall be taken from other income owed by the Company to the Grantee and the Grantee hereby agrees to such withholding. For all purposes, the amount withheld by the Company pursuant to this Section 6.3 shall be deemed to have first been paid to the Grantee.

Section 6.4 -    Notices. Any notice to be given under the terms of this Agreement to the Company shall be provided to the Company’s Human Resources department, with a copy to the Grantee’s supervisor, and any notice to be given to the Grantee shall be addressed to him or her at the address set forth in the records of the Company. By a notice given pursuant to this Section 6.4, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his, her or its status and address by written notice under this Section 6.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Grantee may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Grantee, and the Grantee hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Grantee shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.

Section 6.5 -    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 6.6 -    Pronouns. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 6.7 -    Applicability of Plan. The Restricted Stock Units and the Shares issued to the Grantee, if any, shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Restricted Stock Units and such Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 6.8 -    Amendment. The Committee may amend this Agreement at any time, provided that no such amendment shall materially impair the rights of the Grantee unless reflected in a writing executed by the parties hereto that specifically states that it is amending this Agreement.

Section 6.9 -    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

Section 6.10 -    Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration in St. Louis, Missouri. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay or reimburse any legal fees in connection with such arbitration in the event that the Grantee prevails on a material element of his or her claim or defense. Payments or reimbursements of legal fees made under this Section 6.10 that are provided during one calendar year shall not affect the amount of such payments or reimbursements provided during a subsequent calendar year, payments or reimbursements under this Section 6.10 may not be exchanged or substituted for another form of compensation to the Grantee, and any such reimbursement or payment will be paid within 60 days after the Grantee prevails, but in no event later than the last day of the Grantee’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. This Section 6.10 shall remain in effect throughout the Grantee’s employment with the Company or any Subsidiary and for a period of five (5) years following the Grantee’s Termination of Service.

Section 6.11 -    Section 409A.

(a)    The Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and, to the maximum extent permitted, this Agreement shall be construed and administered consistent with such intent. Notwithstanding anything contained herein to the contrary, if the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A, references in this Agreement (including in Section 4.1), to payment or settlement of amounts under this Agreement within the “short-term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4), shall not apply, and instead payments will be made on the applicable payment date or a later date within the same taxable year of the Grantee, or if such timing is administratively impracticable, by the 15th day of the third calendar month following the date specified herein. For clarity, the Grantee is not permitted to designate the taxable year of payment. Notwithstanding anything contained herein to the contrary, if the Grantee is a “specified employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of the Grantee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any Shares that would otherwise be made on the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service (or upon death, if earlier), with the balance of the Shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the Shares is necessary to avoid the imposition of taxation in respect of the shares under Section 409A. A termination of employment or service shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts that are considered deferred compensation under Section 409A upon or following a termination of employment or service, unless such termination is also a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) and the payment thereof prior to a “separation from service” would violate Section 409A. Each installment of Shares that becomes payable in respect of vested Restricted Stock Units subject to the Award is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of Section 409A.

(b)    In the event that the Company determines that any amounts payable hereunder may be taxable to the Grantee under Code Section 409A prior to the payment and/or delivery to the Grantee of such amount, the Committee may adopt such amendments to the Agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Restricted Stock Units and this Agreement.

(c)    Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Agreement and the terms of the Restricted Stock Units as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold the Grantee harmless from any or all of such taxes or penalties.

Section 6.12 -    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 6.13 -    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signatures to this Agreement transmitted by facsimile, electronic mail, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Section 6.14 -    Acceptance of the Plan. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units and that the Grantee has been advised to consult a tax advisor prior to such vesting or settlement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

GRANTEE	PEABODY ENERGY CORPORATION

[INSERT GRANTEE NAME HERE]	By:	[NAME]
	Its:	[TITLES]

Total Number of Restricted Stock Units subject to the Award: [INSERT NUMBER HERE]

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT

(See attached)